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                                                                    Exhibit 99.1

                            [A.M. Best Company logo]

A.M. Best Assigns Indicative Debt Ratings to Horace Mann's Shelf Registration; Affirms Existing Debt and Financial Strength Ratings

CONTACTS:    Public Relations                   Analyst(s)

             Jim Peavy                          John Laubach - P/C
             (908) 439-2200, ext. 5644          (908) 439-2200, ext. 5731
             james.peavy@ambest.com             john.laubach@ambest.com
             ----------------------             -----------------------


             Rachelle Striegel                  Steven Faulks - L/H
             (908) 439-2200, ext. 5378          (908) 439-2200, ext. 5035
             rachelle.striegel@ambest.com       steven.faulks@ambest.com
             ----------------------------       ------------------------




     OLDWICK, N.J., Dec. 19, 2003--A.M. Best Co. has assigned indicative ratings of "bbb-" to unsecured senior debt, "bb+" to subordinated debt and "bb" to preferred stock to Horace Mann Educators Corporation's (Springfield, IL) [NYSE:
HMN] recently filed $300 million universal shelf offering. At the same time, A.M. Best has affirmed Horace Mann's existing debt and A- (Excellent) financial strength ratings for the property/casualty and life/health operations. The outlook for all of the ratings is stable.

     The shelf offering allows Horace Mann to periodically sell debt securities, common stock, preferred stock and other securities, with net proceeds to be used to reduce outstanding debt or for general corporate purposes.

     A.M. Best views favorably Horace Mann's strict expense management and strengthened underwriting standards in the property/casualty operations. With respect to the life/health operations, A.M. Best views favorably its solid marketing niche in the educators' market place, consistently positive operating performance and the ongoing success in growing agent productivity. Further, the rating recognizes the establishment of its independent annuity field force.

     These strengths are partially offset by the aggressive underwriting leverage position

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maintained in the property/casualty operations and the decline in operating performance in recent years that was primarily influenced by prior year adverse loss reserve development. While the capital position of the property/casualty operations has declined, it is supportive of the Excellent rating level.

     The following indicative debt ratings have been assigned to the shelf registration:

Horace Mann Educators Corporation--

     -- "bbb-" on senior unsecured debt
     -- "bb+" on subordinated debt
     -- "bb" on preferred stock

     The financial strength ratings of A- (Excellent) have been affirmed for the following property/casualty and life/health operating subsidiaries of the Horace Mann Insurance Group:

     --  Horace Mann Insurance Company
     --  Horace Mann Property & Casualty Insurance Company
     --  Teachers Insurance Company
     --  Horace Mann Lloyds
     --  Horace Mann Life Insurance Company



     The following debt ratings have been affirmed:

     Horace Mann Educators Corporation--
     -- "bbb-" on $100 million 6.625% senior notes, due 2006
     -- "bbb-" on $353.5 million 3% convertible notes, due 2032


     A.M. Best Co., established in 1899, is the world's oldest and most authoritative insurance rating and information source. For more information, visit A.M. Best's Web site at www.ambest.com.
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